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+--------+
| FORM 5 |                      U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(1) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person

Lubertazzi                        Paul
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        (Last)                      (First)                        (Middle)
c/o Lakeland Bancorp, Inc.
250 Oak Ridge Road
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                                   (Street)

Oak Ridge                        New Jersey                         07438
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        (City)                      (State)                         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    Lakeland Bancorp, Inc.
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

    ###-##-####
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4.  Statement for Month/Year

    12/31/00
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5.  If Amendment, Date of Original (Month/Year)

    Dec-99
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6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [X] Director                 [_] 10% Owner

    [_] Officer                  [_] Other
        (Title Below)                (Specify Below)

           0.34%
    ------------------
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Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at            Direct       Bene-
                                Day/                                                    End of              (D) or       ficial
   Lakeland Bancorp, Inc.       Year)                                                   Issuer's            Indirect     Owner-
                                                         ------------------- --------    Fiscal Year         (I)          ship
                                                         Amount  (A) or (D) Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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
Common                          11/15/00      S/D         145        A      $10.5360        3051               D            *1
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                                11/15/00      S/D        1966        A      $10.5360       41292               I            *2
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                                11/15/00      S/D          12        A      $10.5360         262               I            *3
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                                11/15/00      S/D          12        A      $10.5360         262               I            *4
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                                11/15/00      S/D          12        A      $10.5360         262               I            *5
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                                11/15/00      S/D          12        A      $10.5360         262               I            *6
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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

                    Table II-Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
 P. Lubertazzi

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1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
   Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                     Exercise            Date                (Instr. 8)             Acquired (A) or
                                     Price of            (Month/                                    Disposed of (D)
                                     Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                     ative               Year)
                                     Security

                                                                                                  ---------------------------
                                                                                                      (A)           (D)

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
Stock Option
Right to Purchase                    9.38                2/9/00                 A                    25,000         --
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* Stock Option was granted pursuant to Company's 2000 Equity Compensation Program and vests in 20% annual installments beginning on the grant date
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
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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Nature
   cisable and            Underlying Securities             of               of Deriv-             ship               of In-
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             direct
   Date                                                     ative            Secur-                rivative           Bene-
   (Month/Day/                                              Secur-           ities                 Secu-              ficial
   Year)                                                    ity              Bene-                 rity:              Owner-
                                                            (Instr. 5)       ficially              Direct             ship
 --------------------------------------------                                Owned                 (D) or             (Instr. 4)
 Date          Expira-              Amount or                                at End                Indi-
 Exer-         tion         Title   Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Inst. 4)             (Instr. 4)

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
  *           2/8/10       Common    25,000                       ---           25,000                 D                    ---
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  * Stock Option was granted pursuant to Company's 2000 Equity Compensation Program and vests in 20% annual installments beginning on the grant date
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

Explanation of Responses:
-------------------------
*1 - Solely owned by Paul Lubertazzi
*2 - Owned by Paul & Barbara Lubertazzi, wife of Paul Lubertazzi
*3 - Paul Lubertazzi, custodian for Leslie, daughter of Paul
*4 - Paul Lubertazzi, custodian for Sandra, daughter of Paul
*5 - Paul Lubertazzi, custodian for Glen, son of Paul
*6 - Paul Lubertazzi, custodian for Mathew, son of Paul

                          CODES: S/D - Stock Dividend

                              /s/ Paul Lubertazzi                June 15, 2001
                             --------------------------------  -----------------
                              **Signature of Reporting Person        Date

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.